UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 30, 2008

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation)	File Number)	Identification No.)

75 Federal Street, Suite 300, Boston, Massachusetts		02110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On May 30, 2008, EnerNOC, Inc. (the “Company”) and Prosodie Interactive California (the “Sub-Sublandlord”) entered into a Sub-Sublease Agreement (the “Lease Agreement”) for the Company’s new California office. The Lease Agreement is subject to and subordinate to all of the terms and conditions of the Master Sublease between Sun Microsystems, Inc. (“Sub-Landlord”) and Sub-Sublandlord, dated October 31, 2006, and the Lease between Utah State Retirement Investment Fund (“Landlord”) and Sub-Landlord, dated November 3, 2000, as amended.  The lease is for approximately 8,766 square feet of space located at 500 Howard Street, 4th Floor, San Francisco, California (the “Premises”) and shall commence, subject to certain conditions, on the later of (i) delivery of possession of the Premises to the Company or (ii) receipt by the Company of the written consent of both the Sub-Landlord and the Landlord estimated to be on or about June 1, 2008. The term of the lease shall expire on February 28, 2012 with a base rent of approximately $333,000 per year, which shall increase by approximately $8,700 per year beginning in the second year of the Lease Agreement. Under the terms of the Lease Agreement, the Company is required to provide a security deposit of approximately $28,000, and will be required to pay its pro rata share of any building operating expenses and real estate taxes.

The Company will file the Lease Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: June 2, 2008	By:	/s/ Neal C. Isaacson
	Name:	Neal C. Isaacson
	Title:	Chief Financial Officer
(Principal Financial Officer)